Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2013 RESULTS

Financial Highlights:

•	Revenue of $71.2 million, an increase of 8.0% from $65.9 million in 4Q12 and a decrease of 0.7% from $71.7 million in 1Q12.

•	Gross margin of 53.6%, compared to 54.2% in 4Q12 and 55.1% in 1Q12.

•	Operating expenses of $35.4 million excluding restructuring charges, compared to $36.7 million in 4Q12 and $38.8 million in 1Q12.

•	Net income of $0.02 per basic and diluted share, compared to net loss of $0.06 per basic and diluted share in 4Q12 and net loss of $0.07 per diluted share in 1Q12.

•
1Q13 financial results included a $0.7 million ($0.01 per basic and diluted share) income tax expense, $0.7 million of amortization expense from acquired intangibles and $0.2 million of restructuring related charges.

•
4Q12 financial results included a $0.4 million ($0.00 per basic and diluted share) income tax expense, $0.8 million of amortization expense from acquired intangibles and $5.4 million of restructuring related charges.

•	1Q12 financial results included a $7.9 million ($0.07 per basic and diluted share) income tax expense, $1.7 million of acquisition related costs and $0.6 million of restructuring related charges.

HILLSBORO, OR - April 18, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal first quarter ended March 30, 2013.

For the first quarter, revenue was $71.2 million, an increase of 8.0% from $65.9 million reported in the prior quarter, and a decrease of 0.7% from the $71.7 million reported in the same quarter a year ago. FPGA revenue for the first quarter was $22.9 million, an increase from the $20.9 million reported in the prior quarter, and slight decrease from the $23.3 million reported in the same quarter a year ago. PLD revenue for the first quarter was $48.3 million, an increase from the $45.0 million reported in the prior quarter, and essentially flat with the $48.4 million reported in the same quarter a year ago.

Net income for the first quarter was $1.9 million ($0.02 per diluted share), which included tax expense of $0.7 million, amortization expense from acquired intangibles of $0.7 million and restructuring charges of $0.2 million, compared to the prior quarter net loss of $7.2 million ($0.06 per basic and diluted share) and net loss of $7.7 million ($0.07 per basic and diluted share) reported in the same quarter a year ago. Fourth quarter of 2012 financial results included $0.4 million ($0.00 per basic and diluted share) income tax expense, $0.8 million of amortization expense from acquired intangibles and $5.4 million of restructuring related charges. First quarter of 2012 financial results included a $7.9 million ($0.07 per basic and diluted share) income tax expense, $1.7 million of acquisition related costs and $0.6 million of restructuring related charges.

Darin G. Billerbeck, President and Chief Executive Officer, said, “Revenue for the first quarter of 2013 came in at the high end of upwardly revised guidance and well above our original guidance. The strong revenue growth directly reflects expansion into the consumer market along with some strengthening in the communications market. Importantly, we returned to profitability in the first quarter, which is the ultimate validation of our market strategy and operations execution. We are pleased by the traction we are seeing with our low density, low power programmable devices especially in applications where long battery life is crucial."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Gross margin for Q1 was 53.6% at the midpoint of our original guidance. Margins continue to be strong due to higher than anticipated OEM shipments, mix and inventory management. Margins will continue to fluctuate throughout the year due to mix and volume in the consumer market. We are offsetting some of this mix related impact through continued cost reductions in operations. Our long-term gross margin target remains at the mid-50% level. Operating expenses in the first quarter of 2013 were approximately $35.5 million, which included $0.2 million in restructuring charges. Finally, during the quarter we repurchased approximately 0.6 million shares of our common stock at a cost of approximately $2.5 million.”

Business Outlook - Second Quarter 2013:

•	Revenue is expected to increase approximately 15% to 20% on a sequential basis.

•	Gross margin percentage is expected to be approximately 51% plus or minus 2%.

•
Total operating expenses are expected to be approximately $37.5 million. This includes approximately $1.0 million in R&D variable cost related to program timing, $0.5 million in variable spending related to sales increases and $0.3 million in other expenses associated with the Company's move to a new facility in San Jose.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the first quarter of 2013 and business outlook for the second quarter of 2013 on Thursday, April 18, 2013 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 31764719. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on April 18, 2013, by telephone at 1-404-537-3406. To access the replay, use conference identification number 31764719. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Second Quarter 2013” relating to expected revenue, gross margin, total operating expenses, and projected R&D variable costs related to program timing, variable spending related to sales increases, and other expenses associated with the Company's move to a new facility in San Jose, California, our expectation that gross margin will fluctuate throughout the year; and our expectation that we will offset the impact on our gross margin through cost reductions. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Further, the impact of any restructuring, including the restructuring actions undertaken during the fourth quarter of 2012, will depend on, among other factors, the final actions taken, negotiation of related expenses with third parties, the timing of restructuring activities and the ability of the Company to successfully reallocate functions formerly addressed by the employees and other resources eliminated in the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 30, 2013	December 29, 2012	March 31, 2012
Revenue	$71,158	$65,875	$71,700
Costs and expenses:
Cost of products sold	33,003	30,202	32,215
Research and development	18,114	18,655	19,146
Selling, general and administrative	16,498	17,269	17,923
Acquisition related charges (1)	749	760	1,707
Restructuring (2)	153	5,375	556
	68,517	72,261	71,547
Income (loss) from operations	2,641	(6,386)	153
Other income (expense), net	(52)	(341)	64
Income (loss) before provision (benefit) for income taxes	2,589	(6,727)	217
Provision (benefit) for income taxes (3)	699	448	7,931
Net Income (loss)	$1,890	$(7,175)	$(7,714)

Net Income (loss) per share (4):
Basic	$0.02	$(0.06)	$(0.07)
Diluted	$0.02	$(0.06)	$(0.07)

Shares used in per share calculations (4):
Basic	115,391	115,943	118,174
Diluted	116,714	115,943	118,174
______________________
Notes:

(1)
The Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue from the acquisition date, December 16, 2011 during the first quarter of fiscal 2012.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on October 12, 2012.

(3)	The tax provision for the three months ended March 31, 2012 reflects our new global tax structure and the resulting intercompany sale of inventory and fixed assets.

(4)
For the three month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For the three month period in fiscal 2013, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 30, 2013	December 29, 2012
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$179,044	183,401
Accounts receivable, net	55,984	46,947
Inventories	43,755	44,194
Other current assets	14,020	12,806
Total current assets	292,803	287,348

Property and equipment, net	40,596	40,384
Long-term marketable securities	4,717	4,717
Other long-term assets	8,767	6,854
Intangible assets, net of amortization	14,722	15,430
Goodwill	44,808	44,808
Deferred income taxes	28,617	29,218
	$435,030	$428,759

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$45,257	$42,540
Deferred income and allowances on sales to sell-through distributors	11,656	10,553
Total current liabilities	56,913	53,093

Other long-term liabilities	18,101	18,116
Total liabilities	75,014	71,209

Stockholders' equity	360,016	357,550
	$435,030	$428,759

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	1Q13	4Q12	1Q12
Operations Information
Percent of Revenue
Gross Margin	53.6%	54.2%	55.1%
R&D Expense	25.5%	28.3%	26.7%
SG&A Expense	23.2%	26.2%	25.0%

Depreciation and amortization (in thousands)	5,066	5,987	5,027
Capital expenditures (in thousands)	3,054	2,363	3,442
Stock compensation expense (in thousands)	1,912	1,757	1,624
Restructuring and severance related charges (in thousands)	153	5,375	556
Taxes paid (cash, in thousands)	852	172	204

Balance Sheet Information
Current Ratio	5.1	5.4	5.6
A/R Days Revenue Outstanding	71	64	66
Inventory Months	4.0	4.4	3.4

Revenue% (by Product Family)
PLD	68%	68%	67%
FPGA	32%	32%	33%

Revenue% (by Product Classification) (1)
New	39%	29%	16%
Mainstream	47%	53%	53%
Mature	14%	18%	31%

Revenue% (by Geography)
Asia	69%	69%	64%
Europe (incl. Africa)	18%	16%	19%
Americas	13%	15%	17%

Revenue% (by End Market) (2)
Communications	39%	38%	39%
Industrial & Other	26%	31%	32%
Computing	10%	13%	15%
Consumer	25%	18%	14%

Revenue% (by Channel)
Sell-through distribution	49%	55%	53%
Direct	51%	45%	47%

(1) New: LatticeECP4, LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the first quarter of 2013, the Company refined its methodology for assigning revenue to End Market categories. All periods presented have been revised to conform to this methodology.